PROMISSORY NOTE

$45,000.00
Maturity Date: June 8, 2016

Southfield, Michigan
Effective Date: March 8, 2016

1. **Payment.** For value received, on or before June 8, 2016 (the "***Maturity Date***") the undersigned, Players Network, Inc., a Nevada corporation ("***Payor***"), whose address is 1771 E. Flamingo Road, Suite 201A, Las Vegas, NV 89119 promises to pay to the order of SCP Investors LLC, a Michigan limited liability company ("***Payee***"), whose address is c/o Bruce H. Seyburn, Seyburn Kahn, PC, 2000 Town Center Building, Suite 1500, Southfield, MI 48075-1195 the principal sum of Forty Five Thousand and no/100 ($45,000.00) Dollars, together with interest on the unpaid balance thereof from the Effective Date of this Note until the Maturity Date at the rate of Zero (0%) percent per annum. The outstanding principal balance of this Note and any accrued but unpaid interest shall be due and payable on the Maturity Date. Payments of principal and interest shall be payable in lawful money of the United States of America. Payments shall be applied first to interest and the balance to principal. Unless there is an Event of Default (defined below), there are no required payments of interest or principal until the Maturity Date.

2. **Prepayment.** The Payor shall have the right to make prepayments of principal and interest, either in whole or in part, in advance of the Maturity Date, at such time or times as it may elect, without premium or penalty, and without the prior consent of the Payee. Any prepayment shall be credited first to interest then accrued and the remainder to principal.

3. **Events of Default.** If Payor: (a) fails to make any payment of interest or principal when required and such failure continues uncured for a five (5) day period thereafter, or (b) becomes insolvent or the subject of a voluntary proceeding in bankruptcy or the subject of an involuntary proceeding in bankruptcy which proceeding continues undischarged or unstayed for a period of thirty (30) days after the proceeding is instituted, or a reorganization, arrangement or creditor composition proceeding, or (c) ceases doing business as a going concern, or (d) has filed against it or issued a levy or writ of attachment or garnishment or other like judicial process upon the Payor that is not dismissed or removed within ten (10) days of such event, or (e) sells, transfers or otherwise disposes of all or substantially all of its assets without Payee's advance written consent, then the Payee, upon the occurrence of any of these events (each an "***Event of Default***") shall have available to it the remedies described below in Section 4.

4. **Default.** Upon the occurrence of an Event of Default, at the option of the Payee, the entire indebtedness evidenced hereby shall become immediately due and payable. Interest shall accrue at the rate equal to Eighteen (18%) percent per annum. In addition, the Payee shall have the right to exercise any and all rights available to it. Payor further promises to pay any and all costs of collecting the amount due hereunder, including reasonable attorney fees. No delay on the part of the Payee in the exercise of any of the aforesaid rights or remedies shall operate as a waiver thereof, and no single or partial exercise of any right or remedy by the Payee shall preclude the exercise of any other right or remedy. Any remedy provided hereunder shall be in addition to all other remedies available to the Payee and such remedies shall be cumulative.

5. **Interest Rate Limited to Maximum Provided by Law**. Nothing herein contained, nor any transaction relating hereto, shall be construed or so operate as to require the Payor to pay, or be charged, interest at a greater rate than the maximum allowed by the applicable law relating to this Note. Should any interest, or other charges, charged, paid or payable by the Payor in connection with this Note, or any other document delivered in connection herewith, result in the charging, compensation, payment or earning of interest in excess of the maximum allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the holder, and any and all such excess paid shall be automatically credited against and in reduction of the principal due under this Note.

6. **Assignment.** This Note and all rights and remedies of the Payee shall inure to the benefit of the Payee's heirs, legal representatives and assigns and to any other holder who derives title to or interest in this Note, and shall bind the Payor and its successors and assigns.

7. **Notices.** Any notices required by the terms of this Note, until further notice in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, to the Payor and Payee at their respective addresses shown above.

8. **Waiver.** The Payor and all endorsers, sureties and guarantors hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument (except for any notice or grace period expressly provided in this Note); and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted to Payee by other instruments or by law.

9. **Applicable Law/Choice of Forum**. This Note, together with the rights, duties and obligations hereunder, shall be construed in accordance with Michigan law without regard to Michigan's conflict of laws provisions. The Payor agrees that all actions arising directly or indirectly out of this Note shall be litigated only in the Oakland County Michigan Circuit Court, or the applicable district court for Southfield, Michigan, or the U.S. District Court for the Eastern District of Michigan, and the Payor hereby irrevocably consents to the personal jurisdiction and venue of these courts over the Payor.

PAYOR:

Players Network, Inc.,
a Nevada corporation

By: ______________________
Mark Bradley
Its: Chief Executive Officer

WARRANT AGREEMENT
PLAYERS NETWORK, INC.

THIS AGREEMENT (*"Agreement"*) is entered into effective as of March 8, 2016 (the *"Effective Date"*), by and between SCP Investors LLC, a Michigan limited liability company (*"Investor"*) and PLAYERS NETWORK, INC., a Nevada corporation (*"Company"*).

The Following Lettered Facts Underlie This Agreement:

A. The Investor has advanced monies to the Company evidenced by a certain unsecured Promissory Note of even date herewith made by the Company in favor of the Investor (the "*Note*").

B. To induce the Investor to make the advance to the Company, the Company has agreed to grant to the Investor the rights described herein.

NOW THEREFORE, the parties hereto agree as follows:

1. **Warrant Grant**. The Company hereby grants to the Investor certain rights (collectively, the "*Warrant*") to acquire the Stock (defined below). The Warrant will be exercisable during the Exercise Period (defined below). Exercise of the Warrant may be accomplished by delivery of written notice to such effect to the then acting Chief Executive Officer of the Company during the Exercise Period. A closing of the transaction to purchase the Stock to be acquired by exercise of the Warrant (which may occur after the end of the Exercise Period) shall occur within thirty (30) days following the delivery of the aforesaid notice. Such closing shall take place at the offices of the Company and shall be accomplished, on one hand, by the delivery to the Company of the Exercise Price (defined below); and, on the other hand, by the delivery to the Investor of such certificates, instruments and evidence of ownership that vest in the Investor the Stock to be acquired pursuant to exercise of the Warrant. The Investor agrees to execute standard forms of subscription agreement, w-9, etc., as a condition precedent to issuance of the certificate(s) for the Stock.

A. Notification Requirements. The Company will provide the Investor with not less than thirty (30) days advance written notice of (i) a proposed Change in Control (defined below), (ii) a current or liquidating distribution to be made by the Company, or (iii) any material change in the existing debt or equity structure of the Company.

B. Failure to Notify. If the Company fails to properly notify the Investor of any of the events described above in Section 1.A. then, in addition to any rights that may be available to the Investor under Michigan law, the Exercise Period for all Warrants granted to the Investor under this Agreement will be automatically extended for one year upon the written request made by the Investor to the Company to such effect.

2. **Notices.** All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be sent by registered or certified first-class mail.

return receipt requested, telecopy, overnight courier service or personal delivery to the last known address of the noticed party. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; three Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or sent by e-mail.

3. **Successors and Assigns.** This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The parties acknowledge that, subject only to federal and state securities transfer restrictions, if any, the Warrants granted pursuant to this Agreement are freely transferable by the Investor without the prior written consent of the Company.

4. **Amendments.** Neither this Warrant nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of the both parties to such action.

5. **Severability.** If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

6. **Governing Law.** This Warrant is to be construed and enforced in accordance with and governed by the laws of the State of Michigan and without regard to the principles of conflict of laws of such state.

7. **Entire Agreement.** This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

8. **Definitions.** Terms used in this Agreement shall have the meanings ascribed below:

"*Agreement*" means this Warrant Agreement.

"*Change of Control*" means: (x) the sale or disposition of: (i) all or substantially all of the Company's business assets, or (ii) more than 50% of the voting stock in the Company to an unaffiliated third party purchaser/acquirer; (y) the receipt of insurance and other proceeds derived from the involuntary conversion of a substantial portion of the Company's property; or (z) a similar event with respect to the Company's property or assets.

"*Stock*" means Nine Million (9,000,000) shares of the common stock of the Company currently identified for public trading under the symbol "PNTV". Notwithstanding the foregoing, the number of shares of Stock subject to this Warrant will increase by 1,000,000 shares for each 30 day period or portion thereof, following an Event of Default under the Note (as defined in the Note) prior to payment in full of the Note. By way of example, the Note is due on June 8, 2016.

If full payment of the Note is not made until July 15, 2016, the number of shares of Stock subject to this Warrant will be 11,000,000 (9,000,000 originally granted and 2,000,000 more for one full 30 day period and one partial 30 period that the Note remained unpaid in full following the Event of Default).

"Company" means PLAYERS NETWORK, INC., a Nevada corporation.

"***Effective Date***" means March 8, 2016.

"***Exercise Period***" means that period of time beginning on the Effective Date and ending on the date that is 4 months following the date the Note is repaid in full.

"***Exercise Price***" means one half of 1 cent ($.005) per share of Stock.

"Investor" has the meaning set forth in the opening paragraph of this Agreement.

"Note" means that certain unsecured promissory note dated March 8, 2016 reflecting the Company as Payor and the Investor as payee in the face amount of $45,000.

"***Warrant***" means the right granted to the Investor by the Company as set forth in Paragraph 1.

9. Further Assurances. The Investor may from time to time request and receive the opportunity verify the number of outstanding Warrants, the ownership percentage conferred by exercise of such Warrants, the Exercise Period and the Exercise Price.

10. Payment of Exercise Price. The Investor, at its option, may apply principal and/or interest due under the Note to pay all or any portion of the Exercise Price. If the Investor wishes to so apply principal and/or interest due under the Note to pay all or any portion of the Exercise Price, the Investor shall so state its intentions in the written notice of exercise (described in Section 1 above) which notice shall provide the portion of the Exercise Price to be paid in cash and the portion of the Exercise Price to be paid through application of principal and/or interest due under the Note.

Signatures Appear on the Following Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the Effective Date.

Investor:

SCP Investors LLC,
a Michigan limited liability company

By: ____________________
Name: DAVID MAY
Title: AUTHORIZED AGENT

Company:

PLAYERS NETWORK, INC.
a Nevada corporation

By: ____________________
Name: Mark Bradley
Title: Chief Executive Officer

GUARANTY AGREEMENT

THIS GUARANTY (**"Guaranty"**) is made the 8th day of March, 2016, in favor of SCP Investors LLC, a Michigan limited liability company (**"Investors"**) by Mark Bradley (the **"Guarantor"**) with respect to that certain promissory note of even date (**"Note"**) issued by Players Network, Inc., a Nevada corporation, as maker (the **"Company"**) to Investors, as payee.

R E C I T A L S:

A. Guarantor is the Chief Executive Officer of the Company.

B. The Company wishes to borrow funds for its business purposes. The borrowed funds are evidenced by the Note.

C. To induce Investors to make the loan, Guarantor has agreed to sign a personal guaranty covering the Note.

D. Without this guaranty, Investors would not have extended credit to the Company based on the terms set forth in the Note.

E. Guarantor acknowledges that the enhancement of his personal stake in the Company and his earnings as Chief Executive Officer of the Company constitutes good and sufficient consideration for making this Guaranty.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Guarantor hereby agrees as follows:

1. The Guarantor acknowledges that he received and read a copy of the Note.

2. Guarantor hereby unconditionally and irrevocably guarantees to pay and perform, when due, all obligations of the Company under the Note. Guarantor agrees that his obligations hereunder are primary, independent, continuing, absolute, unconditional and, without limitation, shall constitute a guarantee of payment and not of collection and shall be binding upon Guarantor and his respective heirs and assigns, and is irrevocable without regard to the genuineness, validity, legality or enforceability of the Note or the lack of power or authority of the Company to issue the Note or any other circumstances (other than payment or performance) that might otherwise constitute a legal or equitable discharge of a surety or guarantor. Failing payment by the Company when due of any amount guaranteed for whatever reason, the Guarantor shall be obligated to pay the same immediately.

3. Guarantor agrees: (a) to any modifications of any terms or conditions of the Note and/or to any extensions or renewals of time of payment or performance of the Note agreed to by the Investors; (b) that it shall not be necessary for Investors to resort to legal remedies against the Company before proceeding against Guarantor for payment. *Provided, however*, Guarantor shall have available to him any defenses which would be available to the Company under the Note.

Except as provided herein, Guarantor waives notice of any election, acceptance, demand, protest, notice of protest and notice of default, presentment for payment and due diligence in collection.

4. No postponement or delay on the part of Investors in the enforcement of any right hereunder shall constitute a waiver of such right, and all rights of Investors shall be cumulative and not alternative and shall be in addition to any other rights granted to Investors in any other agreement, or by law. If any provisions hereof shall be, or shall be declared to be, illegal or unenforceable in any respect, such illegal or unenforceable provision shall be and become absolutely null and void and of no force and effect, but all other covenants, terms, conditions and provisions hereof shall nevertheless continue to be valid and enforceable and this Guaranty shall be so construed. This Guaranty may not be terminated by any act of the Guarantor, and shall continue in full force and effect for so long as any obligations of the Company under the Note remain outstanding. In case the Note shall be terminated as a result of the rejection or disaffirmance thereof by any trustee, receiver, liquidator, agent or other representative of the Company or any of its property in any assignment for the benefit of creditors or in any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution of the Company, or similar proceeding, Guarantor's obligations hereunder shall continue to the same extent as if such agreements had not been so rejected or disaffirmed. Guarantor shall and does hereby waive all rights and benefits that might accrue to him by reason of any such assignment or proceeding and Guarantor agrees that he shall be liable for the full amount of the obligations guaranteed hereunder irrespective of and without regard to any modification, limitation or discharge of liability of the Company that may result from or in connection with any such assignment.

5. This Guaranty shall be governed in all respects by the laws of the State of Michigan without giving effect to conflict of law rules, and all actions arising directly or indirectly out of this Guaranty shall be litigated only in the Oakland County, Michigan Circuit Court (or the applicable District Court in Oakland County, Michigan), and Guarantor hereby irrevocably consents to the personal jurisdiction and venue of those courts.

6. This Guaranty shall be binding on and shall inure to the benefit of Guarantor and Investors and their respective heirs, successors and assigns except that Guarantor may not assign or transfer his obligations hereunder without the prior written consent of Investors. This Guaranty shall survive for so long as any obligations of the Company under the Note survive. Notwithstanding any prior revocation, termination, surrender or discharge of this Guaranty (or of any lien, pledge or security interest securing this Guaranty) in whole or in part, the effectiveness of this Guaranty, and of all liens, pledges and security interests securing this Guaranty, shall automatically continue or be reinstated in the event that any payment received or credit given by Investors in respect of the Note is returned, disgorged or rescinded under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case this Guaranty, and all liens, pledges and security interests securing this Guaranty, shall be enforceable against the undersigned as if the returned, disgorged or rescinded payment or credit had not been received or given by Investors, and whether or not Investors relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Guaranty and the liens, pledges and security interests securing it, the Guarantor agrees upon demand by Investors, to execute and deliver to Investors those documents

which Investors determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of the Guarantor to do so shall not affect in any way the reinstatement or continuation. If the Guarantor does not execute and deliver to Investors upon demand such documents, Investors is irrevocably appointed (which appointment is coupled with an interest) the true and lawful attorney of the Guarantor (with full power of substitution) to execute and deliver such documents in the name and on behalf of the Guarantor.

7. Guarantor shall pay all costs, expenses and damages (including, without limitation, reasonable attorneys' fees and expenses) incurred by Investors in connection with collecting or enforcing the obligations guaranteed hereunder to the extent that such costs, expenses and damages are not paid by the Company pursuant to the Note or otherwise, and in connection with any action to enforce the obligations of Guarantor under this Guaranty, provided however, that Investors prevails in such action.

Guarantor:

Mark Bradley

{01141484.DOC:2 }

David May

From: Mark Bradley <mbradley@playersnetwork.com>
Sent: Monday, March 07, 2016 8:59 PM
To: Bruce Seyburn; David May
Subject: signed agreements
Attachments: MB Guaranty Agreement.pdf; Promissory. Note Bruce pdf.pdf; Warrant agreement.pdf

Dear Gentlemen,

Please see attached all the signed documents along with our wire instructions.

Let me know if you have any other questions, but I am ready to go and this bridge will help get us over the hump.

Regards

Mark

--

Mark Bradley
CEO
Player Network
702-734-3457
mbradley@playersnetwork.com